TAXUS PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2012 AND 2011

(UNAUDITED)

Taxus Pharmaceuticals, Inc.

Consolidated Financial Statements

March 31, 2012 and 2011

(Unaudited)

Table of Contents

Page

Report of Independent Registered Public Accounting Firm

1

Consolidated Balance Sheets

2

Consolidated Statements of Operations

3

Consolidated Statements of Comprehensive Income (Loss)

4

Consolidated Statements of Changes in Equity

5

Consolidated Statements of Cash Flows

6

Notes to Consolidated Financial Statements

7

Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

322 Route 46 West

Parsippany, NJ 07054

Member of

Tel:  (973) 882-8810

Fax: (973) 882-0788

Alliance of worldwide accounting firms

www.pzcpa.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Taxus Pharmaceuticals, Inc.

We have reviewed the accompanying consolidated balance sheet of Taxus Pharmaceuticals, Inc. (the “Company”) as of March 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the three months ended March 31, 2012 and 2011. These consolidated interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

As described in Note 18 to the consolidated financial statements, the March 31, 2012 and 2011 financial statements have been restated to correct certain misstatements.

Parsippany, New Jersey

June 22, 2012

(Except for Consolidated Statements of Changes in Equity, Note 1, 2, 7, 8, 11, 16, 17 and 18

as to which the date is November 21, 2012)

Taxus Pharmaceuticals, Inc.

Consolidated Balance Sheets

	March 31	December 31
	2012	2011
	(Unaudited)
Assets	(Restated)	(Restated)
Current assets:
Cash and cash equivalents	$ 154,306	$ 291,018
Inventory	47,345	43,883
Due from related party	69,696	-
Other current assets	38,958	42,130
Total current assets	310,305	377,031

Property and equipment, net	5,792,231	5,537,605

Other assets:
Intangible assets	250,870	251,083
Goodwill	779,702	774,779
Deposits for business acquisition	31,680	31,480
Total other assets	1,062,252	1,057,342

Total assets	$7,164,788	$6,971,978

Liabilities
Current liabilities:
Accounts payable	$ 16,156	$ 24,110
Current portion of long-term auto loan	22,174	22,174
Current portion of capital lease obligation	27,372	27,372
Outstanding obligation for acquisition of Kunyuan	689,040	779,130
Loan from unrelated party	173,741	172,463
Other current liabilities	22,020	19,653
Total current liabilities	950,503	1,044,902

Long-term liabilities:
Long-term auto loan, less current portion	33,394	35,830
Capital lease obligation, less current portion	7,222	13,846
Due to shareholder	3,926,097	3,525,723
Total long-term liabilities	3,966,713	3,575,399

Total liabilities	4,917,216	4,620,301

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized,
-0- shares issued and outstanding at March 31, 2012 and	-	-
December 31, 2011
Common stock $0.0001 par value, 100,000,000 shares authorized,
22,642,500 and 13,244,500 shares issued and outstanding at
March 31, 2012 and December 31, 2011, respectively	2,264	1,324
Additional paid-in capital	2,085,401	1,992,361
Accumulated deficit	(396,563)	(184,067)
Accumulated other comprehensive income	547,733	532,615
Total stockholders’ equity	2,238,835	2,342,233

Noncontrolling interest	8,737	9,444

Total equity	2,247,572	2,351,677

Total liabilities and equity	$7,164,788	$6,971,978

The accompanying notes are an integral part of these consolidated financial statements.

Taxus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011
	(Restated)	(Restated)

Sales	$ 30,573	$ 20,074

Cost of sales	21,062	14,782

Gross profit	9,511	5,292

Operating expenses
General and administrative expenses	222,774	14,706

Loss before provision for income taxes	(213,263)	(9,414)

Provision for income taxes	-	-

Net loss	(213,263)	(9,414)

Less: net loss attributable to noncontrolling interest	(767)	-

Net loss attributable to Taxus Pharmaceuticals, Inc.	$ (212,496)	$ (9,414)

Basic loss per share	$ (0.01)	$ (0.00)
Diluted loss per share	$ (0.01)	$ (0.00)

Weighted average number of common shares outstanding
Basic	15,170,918	13,244,500
Diluted	15,170,918	13,244,500

The accompanying notes are an integral part of these consolidated financial statements.

Taxus Pharmaceuticals, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011
	(Restated)	(Restated)

Net loss	$ (213,263)	$ (9,414)

Other comprehensive income
Foreign currency translation adjustment	15,178	16,122

Total other comprehensive income	15,178	16,122

Comprehensive income (loss)	(198,085)	6,708

Less: comprehensive loss attributable to the
noncontrolling interest	(707)	-

Comprehensive income (loss) attributable to Taxus Pharmaceuticals, Inc.	$ (197,378)	$ 6,708

The accompanying notes are an integral part of these consolidated financial statements.

Taxus Pharmaceuticals, Inc.

Consolidated Statements of Changes in Equity

(Unaudited)

					Additional		other	Total	Non-
	Common Stock		Preferred Stock		Paid in	Retained	Comprehensive	Stockholders’	-controlling	Total
	Number	Par Value	Number	Par Value	Capital	Earnings	Income	Equity	Interest	Equity
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
Balance at January 1, 2010:	13,244,500	$ 1,324	-	$ -	$ 1,850,221	$ 64,006	$ 377,832	$ 2,293,383	$ -	$ 2,293,383

Net loss	-	-	-	-	-	(81,457)	-	(81,457)	-	(81,457)
Other comprehensive income:
Foreign currency translation adjustment	-	-	-	-	-	-	83,431	83,431	-	83,431

Comprehensive income	-	-	-	-	-	-	-	1,974	-	1,974

Capital contribution from stockholders	-	-	-	-	150,300	-	-	150,300	-	150,300

Balance as of December 31, 2010	13,244,500	$ 1,324	-	$ -	$ 2,000,521	$ (17,451)	$ 461,263	$ 2,445,657	$ -	$ 2,445,657

Net income	-	-	-	-	-	(166,616)	-	(166,616)	-	(166,616)
Other comprehensive income:
Foreign currency translation adjustment	-	-	-	-	-	-	71,352	71,352	-	71,352
Comprehensive income	-	-	-	-	-	-	-	(95,264)	-	(95,264)
Acquisition of subsidiary	-	-	-	-	(8,160)	-	-	(8,160)	9,444	1,284

Balance at December 31, 2011	13,244,500	$ 1,324	-	$ -	$ 1,992,361	$ (184,067)	$ 532,615	$ 2,342,233	$ 9,444	$ 2,351,677

Net income	-	-	-	-	-	(212,496)	-	(212,496)	(767)	(213,263)
Other comprehensive income:
Foreign currency translation adjustment	-	-	-	-	-	-	15,118	15,118	60	15,178
Comprehensive income	-	-	-	-	-	-	-	(197,378)	(707)	(198,085)
Effect of reverse recapitalization	9,398,000	940	-	-	93,040	-	-	93,980	-	93,980

Balance at March 31, 2012	22,642,500	$ 2,264	-	$ -	$ 2,085,401	$ (396,563)	$ 547,733	$ 2,238,835	$ 8,737	$ 2,247,572

The accompanying notes are an integral part of these consolidated financial statements.

Taxus Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011
	(Restated)	(Restated)
Cash flows from operating activities:
Net loss	$ (213,263)	$ (9,414)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Depreciation and amortization	14,265	1,443
Changes in current assets and current liabilities:
Inventory	(3,191)	1,120
Other current assets	3,448	-
Accounts payable	(8,127)	-
Other current liabilities	2,437	-
Total adjustment	8,832	2,563

Net cash used in operating activities	(204,431)	(6,851)

Cash flows from investing activities:
Acquisition of property and equipment	(232,423)	(6,161)
Outstanding obligation for acquisition of Kunyuan	(95,280)	-
Due from related party	(69,872)	-
Net cash used in investing activities	(397,575)	(6,161)

Cash flows from financing activities:
Loan from unrelated party	-	(12,351)
Principal payments on auto loan	(4,112)	-
Principal payments on capital lease obligation	(5,603)	-
Due to shareholder	378,929	126,918
Proceeds from issuance of common stock	93,980	-
Net cash provided by financing activities	463,194	114,567

Effect of foreign currency translation	2,100	1,115

Net increase (decrease) in cash and cash equivalents:	(136,712)	102,670

Cash and cash equivalents – beginning	291,018	116,680
Cash and cash equivalents – ending	$ 154,306	$ 219,350

Supplemental disclosure of cash flow information:
Cash paid for interest	$ -	$ -
Cash paid for income tax	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Taxus Pharmaceuticals, Inc. (“Taxus”) was incorporated in the state of Nevada on February 17, 2012. The accompanying consolidated financial statements include the financial statements of Taxus and its subsidiaries (collectively the “Company”). The Company is currently engaged in the business of selling pharmaceutical drugs, medicines and chemical reagents. Its immediate future primary business plan is to propagate yew, extract paclitaxel from yew, and sell paclitaxel extraction.

On March 28, 2012, Taxus entered into a stock exchange agreement with Stand Giant International Limited (“Stand Giant”) which was incorporated on February 18, 2011 in the city of Hong Kong, the People’s Republic of China (“PRC”), with registered 10,000 shares of common stock, par value of HK$1 per share, amounted $1,285 (HK$10,000). Pursuant to the stock exchange agreement, Taxus issued 13,244,500 shares in exchange for all of the issued and outstanding shares of Stand Giant. This transaction is treated as a recapitalization of Stand Giant as it is the accounting acquirer. As a result of the recapitalization, Stand Giant became a wholly owned subsidiary of the Company and the historical financial statements of Stand Giant become those of the Company.

On May 13, 2011, Stand Giant contributed capital of $157,400 to form Hongshan Energy Technology Services (Taiyuan) Company, Ltd., a Wholly Foreign-Owned Enterprise (“WFOE”) in the city of Taiyuan, Shanxi Province, PRC.

On June 28, 2011, WFOE entered into a series of agreements, including an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Hongshan Agreements”) with Shanxi Hongshan Pharmaceuticals Co., Ltd. (“Hongshan Pharmaceuticals”), and its shareholders Jiayue Zhang and Tong Zhang. Hongshan Pharmaceuticals was incorporated on August 4, 2000 under the laws of the PRC. After the execution of the Hongshan Agreements, Hongshan Pharmaceuticals became the WFOE’s Variable Interest Entities (“VIE”) as defined in FASB ASC 810 (formerly FIN-46R).

On the same day, WFOE entered into an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Renji Agreements”) with Jinzhong Renji Pharmaceuticals Co., Ltd. (“Renji Pharmaceuticals”), and its shareholders Jinying Zhang and Fuying Zhang. Renji Pharmaceuticals was incorporated on June 5, 2007 under the laws of the PRC. After the execution of the Renji Agreements, Renji Pharmaceuticals became WFOE’s VIE as defined in FASB ASC 810 (formerly FIN-46R).

On December 27, 2011, Hongshan Pharmaceuticals acquired 94% equity interest in Shanxi Kunyuan Health Products Co., Ltd. (“Kunyuan”). Kunyuan was incorporated on November 21, 2000 under the laws of the PRC. As a result of the acquisition, Kunyuan became a majority owned subsidiary of Hongshan Pharmaceuticals. The purchase price of the business was $1,574,000. As of March 31, 2012, the Company has paid $884,960 and the outstanding obligation was $689,040.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

As disclosed in Note 1, WFOE entered into an Exclusive Consulting Service Agreement, a Call Option Agreement and a Share Pledge Agreement (collectively “Hongshan Agreements”) with Shanxi Hongshan Pharmaceuticals Co., Ltd. (“Hongshan Pharmaceuticals”), and its shareholders Jiayue Zhang and Tong Zhang.  Under FASB ASC 810-10 (formerly FIN 46R), Hongshan Pharmaceuticals is the variable interest entity, or VIE, of WFOE by virtue of Hongshan Agreements. As Hongshan Pharmaceuticals’ sole purpose and objective is to provide resources and consulting service to WFOE, WFOE is the primary beneficiary that can consolidate Hongshan Pharmaceuticals. Therefore, Hongshan Pharmaceuticals and its controlled subsidiary, Kunyuan, are consolidated into the Company’s financial statements.

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Besides, WFOE entered into an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Renji Agreements”) with Jinzhong Renji Pharmaceuticals Co., Ltd. (“Renji Pharmaceuticals”), and its shareholders Jinying Zhang and Fuying Zhang.  Under FASB ASC 810-10 (formerly FIN 46R), Renji Pharmaceuticals is the variable interest entity, or VIE, of WFOE by virtue of Renji Agreements. As Renji Pharmaceuticals’ sole purpose and objective is to provide resources and consulting service to WFOE, WFOE is the primary beneficiary that can consolidate Renji Pharmaceuticals. Therefore, Renji Pharmaceuticals is consolidated into the Company’s financial statements. All inter-company transactions and balances have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) applicable to interim financial information and the requirements of Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the Company does not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

In preparing the accompanying unaudited consolidated financial statements, the Company evaluated the period from March 31, 2012 through the date the financial statements were issued for material subsequent events requiring recognition or disclosure. No such events were identified for this period.

INTERIM FINANCIAL STATEMENTS

These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2011, as not all disclosures required by US GAAP for annual financial statements are presented. The interim consolidated financial statements follow the same accounting policies and methods of computations as the audited consolidated financial statements for the year ended December 31, 2011.

RISK AND UNCERTAINTIES

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be adversely influenced by the PRC’s political, economic and legal environments as well as by the general state of the PRC’s economy. Specially, the Company's business may be negatively influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

EARNINGS PER SHARE

Earnings per share were calculated in accordance with the ASC 260, “Earnings per share” (“EPS”). Basic net earnings per share were based upon the weighted average number of common shares outstanding, but excluding shares issued as compensation that have not yet vested. Diluted net earnings per share were based on the assumption that all dilutive convertible shares and stock options were converted or exercised, and that all unvested shares have vested. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Potential common shares that have an anti-dilutive effect (which increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 3 – INVENTORY

Inventory consists of medicines and chemical reagents held for sale by Renji Pharmaceuticals. Total inventory as of March 31, 2012 and December 31, 2011 was $47,345 and $43,883, respectively.

NOTE 4 – DUE FROM RELATED PARTY

As of March 31, 2012 and December 31, 2011, the Company had an outstanding loan to a related party of $69,696 and $-0-, respectively.  The loan is payable on demand, does not bear interest, and is made in good faith.

NOTE 5 – OTHER CURRENT ASSETS

Other current assets as of March 31, 2012 and December 31, 2011 consist of the following:

	March 31, 2012	December 31, 2011

Advance payments to building contractor	$ 28,067	$ 36,045
Miscellaneous receivables	10,891	6,085
Total	$ 38,958	$ 42,130

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2012 and December 31, 2011 consist of the following:

	March 31, 2012	December 31, 2011

Electronic equipment	$ 18,219	$ 16,295
Vehicles	282,444	134,829
Machinery and equipment	157,055	156,850
Buildings and improvements	615,525	611,638
Subtotal	1,073,243	919,612
Less: accumulated depreciation	47,567	34,952
	1,025,676	884,660
Add: construction in progress	4,766,555	4,652,945
Total	$ 5,792,231	$ 5,537,605

Depreciation expense for the three months ended March 31, 2012 and 2011 was $12,425 and $1,443, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets as of March 31, 2012 and December 31, 2011 consist of the following:

	March 31, 2012	December 31, 2011

Land use rights	$ 256,987	$ 255,364
Less: accumulated amortization	6,117	4,281
Total	$ 250,870	$ 251,083

Intangible assets are stated at cost. Intangible assets with finite life are amortized over their estimated useful life using straight-line method. Amortization expense for the three months ended March 31, 2012 and 2011 was $1,840 and $ -0-, respectively.

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 8 – GOODWILL

On December 27, 2011, the Company completed its acquisition of 94% equity interest in Kunyuan for a consideration of $1.57 million. Goodwill, which is equal to the excess of cost over the fair value of acquired assets, has been recorded in conjunction with the acquisition. Goodwill is accounted for in accordance with ASC 350 (formerly SFAS 142 “Goodwill and Other Intangible Assets”). Under ASC 350, goodwill is not amortized and is subject to impairment test, at least annually. As of March 31, 2012, the Company concluded that there was no impairment of goodwill.

Balance as of December 31, 2011	$774,779
Foreign currency exchange adjustment	4,923
Adjusted balance as of March 31, 2012	$779,702

NOTE 9 –DEPOSITS FOR BUSINESS ACQUISITION

Deposits for business acquisition consisted of the following:

	March 31,	December 31,
	2012	2011

Deposit made in connection with acquisition of Tianjin Xing’ao	31,680	31,480
Medical Instruments Ltd (Xing’ao)

Total	$ 31,680	$ 31,480

On December 16, 2011, Hongshan Pharmaceuticals entered into a letter of intent to acquire 100% equity interest in Xing’ao, with a deposit of $31,480 (RMB 200,000).

NOTE 10 – LOAN FROM UNRELATED PARTY

The loan is based on good-faith, and is non-interest bearing and payable on demand. There is no financial or non-financial covenants associated with the loan. The proceeds from the loan are utilized for working capital. As of March 31, 2012 and December 31, 2011, the Company had outstanding loans from unrelated party of $ 173,741 and $ 172,463, respectively.

NOTE 11 – DUE TO SHAREHOLDER

The Company’s shareholder, Mr. Jiayue Zhang, made certain interest-free advances to the Company for working capital purposes. As of March 31, 2012 and December 31, 2011, the balance due to shareholder was $ 3,926,097 and $ 3,525,723, respectively. Mr. Zhang has agreed that no demand for payment will occur until December 31, 2013 and to continue providing necessary funds to the Company whenever needed.

NOTE 12 – CAPITAL LEASE OBLIGATION – FUTURE MINIMUM LEASE PAYMENTS

The Company leased a machine under lease agreement that is classified as capital lease obligation. The cost of machine under capital lease obligation included in the property and equipment was $75,328 and $74,853 as of March 31, 2012 and December 31, 2011, respectively. Accumulated amortization of the leased machinery as of March 31, 2012 and December 31, 2011 was $6,392 and $4,578, respectively. Depreciation of assets under capital leases was included in depreciation expense.

The future minimum lease payments required under the capital leases and the present values of the net minimum lease payments as of March 31, 2012 were as follows:

Year Ending December 31,	Amount
2012	$ 20,748
2013	13,846
Total minimum lease payments	34,594
Less: Current portion of capital	27,372
lease obligations
Long-term capital lease obligations	$ 7,222

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 13 – AUTO LOAN

The Company entered into a series of 36-month car purchase agreements with various dealers. The cost included in the property and equipment was $76,857 and $76,372 as of March 31, 2012 and December 31, 2011, respectively. Accumulated depreciation of these cars as of March 31, 2012 and December 31, 2011 was $5,762 and $3,796, respectively.

The future minimum lease payments required under the capital leases and the present values of the net minimum lease payments as of March 31, 2012 were as follows:

Year Ending December 31,	Amount
2012	$ 19,738
2013	22,174
2014	13,656
Total minimum lease payments	55,568
Less: Current portion of auto loan	22,174
Long-term auto loan	$ 33,394

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company has leased four pieces of land from the local villages, Yuci city of Shanxi province, PRC. Three of which were leased for 65 years effective from September 1, 2009; and one was leased for 70 years effective from September 09, 2010. The leased land is mountainous and used to plant and grow yew. The total amount of land under these four leases is 2,252 acres (13,672 Mu). Annual lease payments are approximately $25,762 (RMB163,672) beginning December 31, 2009 through December 31, 2013, and thereafter will decrease to approximately $2,152 (RMB13,672) through the end of the lease term. Lease payments for the three months ended March 31, 2012 and for the year ended December 31, 2011 were included in construction in progress.

NOTE 15– STOCK AUTHORIZATION AND ISSUANCE

According to Article III of Taxus Pharmaceuticals, Inc. Certificate of Incorporation filed on February 17, 2012, the Company is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of preferred stock the Company is authorized to issue is 10,000,000 with a par value of $0.0001 per share. The total number of shares of common stock the Company is authorized to issue is 100,000,000 with a par value of $0.0001 per share.

On March 13 and 22, 2012, the Company issued 9,398,000 shares of common stock for $0.01 per share to 45 individuals. The proceeds from the transaction were $93,980. On March 28, 2012, Taxus entered into a stock exchange agreement with Stand Giant. Pursuant to the stock exchange agreement, Taxus issued an agreement of 13,244,500 common shares in exchange for all of the issued and outstanding shares of Stand Giant. As a result of the stock exchange transaction, Stand Giant became a wholly owned subsidiary of the company. As of March 31, 2012, 22,642,500 shares of common stock were issued and outstanding.

NOTE 16– EARNINGS (LOSS) PER SHARE

The Company presents earnings (loss) per share on a basic and diluted basis. Basic earnings (loss) per share have been computed by dividing net earnings by the weighted average number of shares outstanding. Diluted earnings (loss) per share have been computed by dividing net earnings by the weighted average number of shares outstanding including the dilutive effect of equity securities. The computation of basic net earnings (loss) per share and diluted net earnings (loss) per share for three months ended March 31, 2012 and 2011 are as follows:

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 16– EARNINGS (LOSS) PER SHARE (CONTINUED)

	For the Three Months Ended March 31,
	2012	2011

Net loss	$ (212,496)	$ (9,414)

Weighted average common shares
(denominator for basic loss per share)	15,170,918	13,244,500

Effect of dilutive securities:
Warrants	-	-

Weighted average common shares
(denominator for basic loss per share)	15,170,918	13,244,500

Basic loss per share	$ (0.01)	$ (0.00)
Diluted loss per share	$ (0.01)	$ (0.00)

NOTE 17– INCOME TAX

Taxus is a U.S. holding company incorporated in the state of Nevada and does not involve any business operations. As of March 31, 2012, it has accumulated losses totaling $396,563.  The Company does not expect Taxus to generate any future income to offset the accumulated losses.  Accordingly, for the quarter ended March 31, 2012, there was no income tax provision or benefit for U.S tax purposes.

Stand Giant was incorporated in Hong Kong, PRC. It is exempt from taxes on income or capital gains under the tax laws thereof.

The Company’s Chinese subsidiaries and VIEs are governed by PRC’s Income Tax Law and are subject to statutory income tax rate of 25%. There is no provision for income taxes as these operating subsidiaries have incurred operating losses as of March 31, 2012.

FASB ASC 740 (formerly Fin 48), Accounting for Uncertainty in Income Taxes,  clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company has evaluated its tax position and has not identified any such tax uncertainties, and therefore did not accrue for any such tax liability nor did it recognize any such benefit for the quarter ended March 31, 2012.

NOTE 18– RESTATEMENT TO REFLECT CORRECTION OF ACCOUNTING ERRORS

In November 2012, management became aware that the patent of Kunyuan 919 Oral Solution had expired prior to the acquisition of Kunyuan. Accordingly, financial statements have been restated for the periods that are affected.

The effect of restatement for March 31, 2012 is as follows:

Consolidated Balance Sheets

	March 31, 2012	March 31, 2012	Effect of
Assets	Restated	Originally	Changes
Current assets:
Cash and cash equivalents	$ 154,306	$ 154,306	$ -
Inventory	47,345	47,345	-
Due from shareholder	69,696	69,696	-
Other current assets	38,958	38,958	-
Total current assets	310,305	310,305	-

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 18– RESTATEMENT TO REFLECT CORRECTION OF ACCOUNTING ERRORS (CONTINUED)

Property and equipment, net	5,792,231	5,792,231	-

Other assets:
Intangible assets	250,870	683,302	(432,432)
Goodwill	779,702	336,182	443,520
Deposits for business acquisition	31,680	31,680	-
Total other assets	1,062,252	1,051,164	11,088

Total assets	$ 7,164,788	$ 7,153,700	$ 11,088

Liabilities
Current liabilities:
Accounts payable	$ 16,156	$ 16,156	$ -
Current portion of long-term auto loan	22,174	22,174	-
Current portion of capital lease obligation	27,372	27,372	-
Outstanding obligation for acquisition of Kunyuan	689,040	689,040	-
Loan from unrelated party	173,741	173,741	-
Other current liabilities	22,020	22,020	-
Total current liabilities	950,503	950,503	-

Long-term liabilities:
Long-term auto loan, less current portion	33,394	33,394	-
Capital lease obligation, less current portion	7,222	7,222	-
Due to shareholder	3,926,097	3,926,097	-
Total long-term liabilities	3,966,713	3,966,713	-

Total liabilities	4,917,216	4,917,216	-

Commitments and contingencies

Equity
Stockholders’ equity:
Common stock	2,264	2,264
Additional paid-in capital	2,085,401	2,085,401	-
Retained deficit	(396,563)	(407,040)	10,477
Accumulated other comprehensive income	547,733	547,761	-28
Total stockholders’ equity	2,238,835	2,228,386	10,449

Noncontrolling interest	8,737	8,098	639

Total equity	2,247,572	2,236,484	11,088

Total liabilities and equity	$7,164,788	$ 7,153,700	$ 11,088

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 18– RESTATEMENT TO REFLECT CORRECTION OF ACCOUNTING ERRORS (CONTINUED)

Consolidated Statements of Operations

	For the Three Months Ended March 31,
			Effect of
	Restated	Originally	Changes

Sales
	$ 30,573	$ 30,573	$ -
Cost of sales
	21,062	21,062	-
Gross profit
	9,511	9,511	-
Operating expenses
General and administrative expenses	222,774	233,890	(11,116)

Loss before provision for income taxes	(213,263)	(224,379)	11,116

Provision for income taxes	-	-	-

Net loss	(213,263)	(224,379)	11,116

Less: net loss attributable to noncontrolling interest	(767)	(1,406)	639

Net loss attributable to Taxus Pharmaceuticals, Inc.	$ (212,496)	$ (222.973)	$ 10,477

Consolidated Statements of Comprehensive Income (Loss)

	For the Three Months Ended March 31,
			Effect of
	Restated	Originally	Changes

Net loss	($213,263)	($224,379)	$11,116

Other comprehensive income
Foreign currency translation adjustment	15,178	15,206	(28)

Total other comprehensive income	15,178	15,206	(28)

Comprehensive income (loss)	(198,085)	(209,173)	11,088

Less: comprehensive loss attributable to the
noncontrolling interest	(707)	(1,346)	639

Comprehensive income (loss) attributable to	($197,378)	$(207,827)	$10,449

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 18– RESTATEMENT TO REFLECT CORRECTION OF ACCOUNTING ERRORS (CONTINUED)

Consolidated Statements of Cash Flows

	For the Three Months Ended March 31,
			Effect of
	Restated	Originally	Changes
Cash flows from operating activities:
Net loss	($213,263)	($224,379)	$11,116
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Depreciation and amortization	14,265	25,381	(11,116)
Changes in current assets and current liabilities:
Inventory	(3,191)	(3,191)	-
Other current assets	3,448	3,448	-
Accounts payable	(8,127)	(8,127)	-
Other current liabilities	2,437	2,437	-
Total adjustment	8,832	19,948	(11,116)

Net cash used in operating activities	(204,431)	(204,431)	-

Cash flows from investing activities:
Acquisition of property and equipment	(232,423)	(232,423)	-
Outstanding obligation for acquisition of Kunyuan	(95,280)	(95,280)	-
Due from related party	(69,872)	(69,872)	-
Net cash used in investing activities	(397,575)	(397,575)	-

Cash flows from financing activities:
Principal payments on auto loan	(4,112)	(4,112)	-
Principal payments on capital lease obligation	(5,603)	(5,603)	-
Due to shareholder	378,929	378,929	-
Proceeds from issuance of common stock	93,980	93,980	-
Net cash provided by financing activities	463,194	463,194	-

Effect of foreign currency translation	2,100	2,100	-

Net increase (decrease) in cash and cash equivalents:	(136,712)	(136,712)	-

Cash and cash equivalents – beginning	291,018	291,018	-
Cash and cash equivalents – ending	$154,306	$154,306	$ -